Exhibit 99.01

Planet Payment, Inc. Appoints Robert J. Cox as President and Chief Operating Officer,

Raymond D’Aponte as Chief Financial Officer

Long Beach, NY — August 10, 2015 — Planet Payment, Inc. (NASDAQ:PLPM) a leading provider of international payment and transaction processing and multi-currency processing services, is pleased to announce that the Company has appointed Robert J. Cox as President of the Company with immediate effect.  Mr. Cox will also continue in his role as Chief Operating Officer. The Company has promoted Raymond D’Aponte to Chief Financial Officer.  Mr. Cox and Mr. D’Aponte will both be reporting to Carl J. Williams, Chairman and CEO.

Mr. Cox has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2009, and has served as our Chief Operating Officer since January 2014. From June 2009 to November 2009, Mr. Cox served as the Chief Financial Officer of Harris Interactive, Inc., a market research firm.  From 2001 to May 2009, Mr. Cox served as the Chief Financial Officer of DealerTrack Holdings, Inc., an automotive retail software solution provider. He began his career as a Certified Public Accountant in the audit practice at KPMG LLP. Mr. Cox holds a B.A. in Accounting from St. Bonaventure University and an M.B.A. from Columbia Business School.

Mr. D’Aponte has served as our Vice President, Finance since May 2011 and has served as our Senior Vice President, Finance since March 2014.  From March 2005 to April 2011, Mr. D’Aponte served as  Senior Director of Corporate Accounting and Finance of DealerTrack Holdings Inc., an automotive retail software solution provider.  He began his career as a Certified Public Accountant in the audit practice at PricewaterhouseCoopers LLP.  Mr. D’Aponte holds a B.A. in Accounting from Dowling College.

Commenting on the appointment, Carl J. Williams, Chairman & Chief Executive Officer of Planet Payment, said:

“It has been a pleasure working with Bob as COO and CFO. I look forward to seeing his hard work and dedication to Planet Payment continue as President and COO, as we continue to work together to drive long term sustainable growth for the Company. Ray has proved an integral asset to the Company in his role as SVP, Finance, and I know he will continue to do so in his new role as CFO.”

Cox stated, “I am excited to tackle new responsibilities in my role as President. With Carl, Ray, and the rest of our team, we have a strong group of dedicated people, working hard to continue driving the Company’s profitability and success.”

D’Aponte stated, “I look forward to continuing to work with Carl, Bob, and the rest of the management team as we successfully execute on our growth initiatives.”

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services, are integrated within the payment card transaction flow, enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information, join Planet Payment’s Facebook page.

Planet Payment, Inc.	Tel: + 1 516 670 3200
Jill Raftery, Marketing Director	www.planetpayment.com